Exhibit 99.1

NEWS RELEASE

100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor_Relations@nobleenergyinc.com
Houston, TX 77067
NOBLE ENERGY ANNOUNCES RECORD FULL YEAR AND
FOURTH QUARTER 2005 RESULTS
Net Income Up More Than 96 Percent over 2004
HOUSTON (February 23, 2005) — Noble Energy, Inc. (NYSE: NBL) today reported full year and fourth quarter 2005 results. For the full year 2005, net income was a record $645.7 million, or $4.20 per basic share. Discretionary cash flow (see Schedule 2, Determination of Discretionary Cash Flow and Reconciliation schedule) for the year reached an all time high of $1.4 billion. For the fourth quarter 2005, the company reported its highest ever net income of $221.9 million, or $1.27 per basic share, and record discretionary cash flow was $460.2 million.
Significant financial and operating factors for 2005 include:
•	Successful completion of the acquisition of Patina Oil & Gas in May

•	Record discretionary cash flow of $1.4 billion

•	Record net income of $645.7 million

•	Daily equivalent production increase of 36 percent versus 2004

•	Proven reserves increase of 54 percent

•	Commencement of production from the Swordfish deepwater Gulf of Mexico development

•	Successful exploration test on Block “O” in Equatorial Guinea

•	Phase 2B startup in Equatorial Guinea

•	Sanctioning of the Dumbarton development in the U.K. sector of the North Sea

•	Deepwater exploration agreement with Samson Offshore Company

•	Capital expenditures totaled $890 million for 2005, $290 million for the fourth quarter

•	Full year deferred compensation expense of $17.9 million, and fourth quarter deferred compensation benefit of $13.4 million

•	Full year and fourth quarter after-tax gain of $13 million related to certain ineffective hedges
Charles Davidson, Noble Energy’s Chairman, President and CEO, said, “This past year marked the beginning of an important new era at Noble Energy. In May, we completed our acquisition of Patina, bringing our domestic and international reserves into balance while adding a large, stable source of domestic production and resource growth for years to come. For the year, we set new records for cash flow, earnings and production, surpassing the records we established in 2004. With the start-up of our Phase 2B liquids expansion project in Equatorial Guinea, international production and operating income also reached record levels. In North America, production at our deepwater Swordfish development began in October, the first of three deepwater projects that will add substantial new production in 2006. Also in North America, new resource developments in the Piceance and Wind River basins in the Rocky Mountains, along with our continuing success in Wattenberg and Buffalo Wallow programs, are adding to our already substantial onshore production.”
Full Year 2005
Full year 2005 net income was $645.7 million, or $4.20 per share, compared to net income of $328.7 million, or $2.82 per share, for the same period last year. Discretionary cash flow for 2005 was $1.4 billion compared to last year’s $808.9 million.

The year-on-year increase in net income and discretionary cash flow resulted from higher daily production and realized prices. Higher income from methanol and liquids sales in Equatorial Guinea and electricity sales in Ecuador also contributed to the improved results.
Realized liquids prices increased 32 percent year-on-year to $45.35 per barrel (Bbl) compared to $34.48 per Bbl last year. The company’s average realized natural gas price increased 21 percent to $5.78 per thousand cubic feet (Mcf) from $4.76 per Mcf last year. Realized prices for liquid petroleum gas (LPG) and condensate sold through Alba Plant, LLC (see discussion of Alba Plant, LLC under Equatorial Guinea), methanol and Ecuador power prices all increased compared to 2004, with Alba Plant, LLC prices up 36 percent, Ecuador power prices up 15 percent and methanol prices up 12 percent.
Production for the year increased 36 percent to 144,897 Boepd from 106,536 Boepd. Domestic production increased 21,434 Boepd, or 35 percent, to 83,266 Boepd, primarily because of the completion of the Patina acquisition, which was effective May 16, 2005. International volumes increased 16,928 Boepd, or 38 percent, to 61,631 Boepd, primarily because of increased production in Equatorial Guinea, Israel and China. As a result of hurricanes in the Gulf of Mexico, average production for the full year was reduced by approximately 6,700 Boepd.
Fourth Quarter 2005
Fourth quarter 2005 net income was $221.9 million, or $1.27 per share, compared to fourth quarter 2004 net income of $87.4 million, or 74 cents per share. Discretionary cash flow for the fourth quarter 2005 increased to $460.2 million compared to $190.2 million last year. The quarter-on-quarter increase in net income and discretionary cash flow resulted primarily from higher daily production and realized prices.
Realized liquids prices increased 24 percent to $47.78 per Bbl compared to $38.48 per Bbl for the same period last year. The company’s average realized natural gas price increased 36 percent to $6.91 per Mcf from $5.08 per Mcf for the fourth quarter last year. Realized prices for Alba Plant, LLC and methanol in Equatorial Guinea increased 28 percent and four percent, respectively, compared to last year’s fourth quarter.
Fourth quarter 2005 production increased 56 percent to 165,186 Boepd compared to fourth quarter 2004 production of 105,996 Boepd. During the fourth quarter, estimated shut-in production from hurricanes totaled approximately 17,662 Boepd. Had it not been for shut in production, company-wide production would have shown an increase of 73 percent over last year.
NORTH AMERICA — FOURTH QUARTER 2005
North America reported pre-tax operating income for the fourth quarter of $264.4 million, an increase of $195.1 million, or 282 percent, compared to operating income from continuing operations of $69.3 million for the fourth quarter last year.
North America benefited from higher production and higher realized prices during the quarter. Fourth quarter production increased to 100,034 Boepd from 56,926 Boepd for the same period last year. The average liquids price was $52.72 per Bbl compared to $36.41 per Bbl during the fourth quarter of 2004. The average realized natural gas price was $8.83 per Mcf compared to $6.70 per Mcf last year.
Noble Energy drilled 529 net North America wells in 2005, of which 27 were drilled in the Southern region, 375 in the Rocky Mountains and 127 in the Mid-continent. The company also completed 431 refrac and recompletion projects during this period, primarily in the Wattenberg field.

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In January 2006, Noble Energy entered into an acreage earning agreement with Teton Energy Corporation. Under the terms of the agreement, Noble Energy will earn a 75 percent working interest in approximately 184,000 acres in the D-J basin by drilling 20 wells on or before March 1, 2007. Upon completion of the first 20 wells, Noble Energy and Teton will split all costs associated with future drilling according to each party’s working interest. The acreage included in this agreement is adjacent to Noble Energy’s Wattenberg field and is a potential eastward extension of the prolific Niobrara producing trend in Yuma County, Colorado.
In February, Noble Energy announced its agreement to acquire U.S. Exploration Holdings, Inc. for $411 million. The acquisition significantly expands the company’s operations in its core Wattenberg field, adding 65,000 net acres to the 218,000 net acres Noble Energy currently owns. The U.S. Exploration assets have substantial upside, with proved reserves estimated to be 248 billion cubic feet equivalent (Bcfe) and probable and possible resources estimated at 217 Bcfe. Production is expected to grow from the current rate of approximately 20 million cubic feet equivalent per day (MMcfepd) to peak production of about 90 MMcfepd by 2011.
In the Mid-continent area, Noble Energy has acquired over 170,000 net acres in various unconventional shale plays. The company plans to test its shale opportunities and, where successful, may expand into similar acreage throughout 2006.
Noble Energy continues to experience strong growth in the deepwater Gulf of Mexico, where the company has three significant developments underway. The first of three wells at the company’s Swordfish development began production in October. First production from the Ticonderoga development has been accelerated to the first quarter of 2006 and, at Lorien, production is still expected to begin in the second quarter of this year.
In December 2005, Noble Energy and Samson Offshore Company entered into an exploration agreement covering interests in 37 deepwater leases held by Noble Energy in the Gulf of Mexico. Under the terms of the agreement, Samson will acquire 25 percent of Noble Energy’s existing working interest in the leases, a majority of which are currently 100 percent owned and operated by Noble Energy. In addition, Samson will participate in at least four exploratory wells through the end of 2008, the first of which is currently drilling.
INTERNATIONAL OPERATIONS — FOURTH QUARTER 2005
International operations reported operating income for the fourth quarter of $118.7 million, an increase of 18 percent compared to $100.7 million in the fourth quarter last year. Fourth quarter 2005 production increased 33 percent to 65,152 Boepd from 49,071 Boepd last year.
Equatorial Guinea
Total operating income in Equatorial Guinea increased 30 percent to $73.8 million compared to $56.7 million last year. Total production in Equatorial Guinea was a record 37,436 Boepd, net to Noble Energy’s interest.
LPG and condensate production associated with the Phase 2B expansion of the Alba field, which commenced operations in the third quarter of 2005, is through Alba Plant, LLC. Noble Energy’s investment in Alba Plant, LLC is accounted for using the equity method with sales and expenses reported as income from equity method investments. Noble Energy is a 28 percent partner in Alba Plant, LLC.
Condensate and natural gas sales accounted for $44.3 million, or 60 percent, of operating income from Equatorial Guinea. Fourth quarter 2005 net condensate and natural gas production volumes averaged 31,632 Boepd compared to 19,627 Boepd last year. The average realized price for condensate during the fourth quarter declined to $37.98 per Bbl compared to $42.56 per Bbl for the same period last year, reflecting a hedging impact of $14.88 per Bbl.

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Alba Plant, LLC reported $16.9 million of income, net to Noble Energy’s interest, compared to $3.6 million during the fourth quarter 2004. Net Alba Plant, LLC condensate and LPG sales totaled 5,804 barrels per day (Bpd) compared to 975 Bpd for the same period last year. The average Alba Plant, LLC realized price during the fourth quarter was $47.43 per Bbl compared to $37.15 per barrel for the same period last year.
Income from methanol operations was $12.6 million, net to Noble Energy’s interest, compared to $25.1 million during the fourth quarter 2004. Fourth quarter 2005 income from methanol operations declined relative to the same period last year due to the expiration of a tax holiday on methanol sales in Equatorial Guinea and because fourth quarter 2004 income included $7.4 million of deferred tax benefits. Fourth quarter realized methanol prices were 77 cents per gallon (Gal). The company’s share of methanol sales volumes was 40.2 million Gal compared to last year’s 37.8 million Gal.
In October 2005, Noble Energy announced successful results from its offshore “Belinda” exploration well on Block “O.” The well, located in 250 feet of water and approximately 20 miles east of Bioko Island, was drilled to a total depth of 10,360 feet. Test results were encouraging, with condensate-rich natural gas producing at rates over 1,225 Bpd of condensate and up to 24 million cubic feet per day (MMcfpd) of natural gas. Flow rates were limited by surface test equipment. With the installation of cooling and processing facilities, condensate yields are expected to increase. Additional appraisal work will be performed to determine the areal extent and commerciality of the Belinda discovery. The company has contracted a drill ship for a multi-well exploration and appraisal program on Blocks “O” and “I” in 2006. Multiple exploration prospects have been identified on the blocks. Noble Energy is the technical operator of both Block “O” and Block “I”, with 45 percent and 40 percent participating interests in each, respectively.
North Sea
In the North Sea, operating income for the fourth quarter of 2005 was $23.3 million compared to $23.4 million last year. During the fourth quarter 2004, Noble Energy recognized a gain of $4.4 million for asset exchanges. Excluding the impact of the asset exchanges, fourth quarter 2005 operating income in the North Sea would have increased 23 percent compared to the fourth quarter 2004.
In the U.K. sector of the North Sea, the Dumbarton development was sanctioned during the fourth quarter. Noble Energy expects net production from Dumbarton to commence during the first quarter of 2007, with production averaging 9,000 Boepd for the year.
Israel
Fourth quarter operating income was $10.6 million compared to $9.8 million for the same period in 2004. Natural gas production, net to Noble Energy, averaged 64.0 MMcfpd for the fourth quarter 2005, compared to 60.0 MMcfpd last year. The average realized natural gas price during the fourth quarter 2005 was $2.66 per thousand cubic feet (Mcf) compared to $2.78 per Mcf for the same period last year. Lease operating expense averaged 40 cents per Mcf and DD&A averaged 47 cents per Mcf.
Argentina, China, Ecuador and Suriname
Argentina, China, Ecuador and Suriname combined recorded fourth quarter 2005 operating income of $11.0 million compared to $10.7 million for fourth quarter last year. Operating income included $9.2 million of exploration expense in Suriname, primarily for the acquisition of 3-D seismic.
Noble Energy’s Machala power plant contributed $3.8 million of operating income during the fourth quarter 2005 compared to $4.5 million for the same period last year. For the quarter, 233,436 megawatt hours (Mwh) were produced at an average sales price of 8.3 cents per Kwh. For the fourth quarter 2005, Noble Energy produced 25.8 MMcfpd of natural gas from the Amistad field.

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In China, fourth quarter operating income was $13.1 million. Net production in China averaged 4,118 barrels of oil per day for the fourth quarter. Net production in Argentina averaged 2,430 Boepd for the fourth quarter.
In Suriname, Noble Energy has a 30 percent working interest in a four million acre deepwater exploration block. Noble Energy and its partners plan to drill their first exploration well offshore Suriname in 2007.
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg field, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan basin in New Mexico, the Gulf Coast and the Gulf of Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea, the North Sea and Suriname. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this press release, such as “resources,” “estimated resource range,” “resource potential” and “potential resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Noble Energy’s offices or website, www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
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5

SCHEDULE 1
NOBLE ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF RESULTS
(Unaudited) (In thousands, except per share)

	Three Months Ended		Twelve Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
REVENUES
Oil and Gas Sales and Royalties	$625,661	$316,250	$1,966,423	$1,164,975
Gathering, Marketing and Processing	26,526	11,955	55,261	49,250
Electricity Sales	19,250	20,258	74,228	58,627
Income From Equity Method Investments	29,543	28,745	90,812	78,199

	700,980	377,208	2,186,723	1,351,051

COST AND EXPENSES
Oil and Gas Operations	71,189	44,182	217,860	153,106
Production and ad valorem taxes	27,578	7,564	78,703	28,022
Transportation	4,673	5,524	16,764	19,808
Oil and Gas Exploration	51,918	34,901	178,426	117,001
Gathering, Marketing and Processing	7,162	7,707	28,067	37,699
Electricity Generation	15,500	15,754	53,137	47,788
Depreciation, Depletion and Amortization	112,714	74,302	390,544	308,103
Impairment of Operating Assets	170	9,885	5,368	9,885
Selling, General and Administrative	30,799	18,329	100,125	61,852
Accretion of Asset Retirement Obligation	3,077	2,272	11,214	9,352
Interest Expense	29,898	12,655	96,225	61,628
Interest Capitalized	(1,388)	(1,872)	(8,684)	(8,168)
Deferred Compensation Adjustment	(13,389)	—	17,918	—
Loss on Involuntary Conversion of Assets	—	—	1,000	1,000
Other Expense (Income)	32,442	4,145	31,396	(9,033)

	372,343	235,347	1,218,063	838,043

INCOME BEFORE INCOME TAXES	328,637	141,861	968,660	513,008

INCOME TAX PROVISION (BENEFIT)
Current	20,973	79,355	139,170	180,980
Deferred	85,745	(24,432)	183,770	18,178

	106,718	54,923	322,940	199,158

INCOME FROM CONTINUING OPERATIONS	221,919	86,938	645,720	313,850

DISCONTINUED OPERATIONS, NET OF TAX	—	507	—	14,860

NET INCOME	$221,919	$87,445	$645,720	$328,710

EARNINGS PER SHARE:
Basic —
Income From Continuing Operations	1.27	0.74	4.20	2.69
Discontinued Operations, Net of Tax		0.00		0.13

Net Income	$1.27	$0.74	$4.20	$2.82

Diluted —
Income From Continuing Operations	1.18 (1)	0.73	4.12	2.65
Discontinued Operations, Net of Tax		0.00		0.13

Net Income	$1.18	$0.73	$4.12	$2.78

Weighted Average Shares Outstanding — Basic	175,019	117,776	153,773	116,550
Weighted Average Shares Outstanding — Diluted	180,865	119,788	156,759	118,452

(1)	Diluted net income excludes the after tax income statement effects of deferred compensation when those effects are anti-dilutive. For the fourth quarter, the reductions to diluted net income totaled $8.7 million.

SCHEDULE 2
NOBLE ENERGY, INC. AND SUBSIDIARIES
DETERMINATION OF DISCRETIONARY CASH FLOW AND RECONCILIATION
(Unaudited) (In thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Net Income	$221,919	$87,444	$645,720	$328,710
Depreciation, Depletion and Amortization (DD&A)	112,714	74,302	390,544	308,103
Power Project DD&A	4,077	4,189	16,476	19,549
Oil and Gas Exploration	51,918	34,901	178,426	117,001
Interest Capitalized	(1,388)	(1,872)	(8,684)	(8,168)
Undistributed Earnings from Equity Investments	(29,543)	(28,745)	(90,812)	(78,199)
Distribution/Dividends from Equity Investments	18,038	16,394	64,594	66,363
Deferred Income Tax Provision (Benefit)	85,745	(24,432)	183,770	18,178
Deferred Compensation Adjustment	(13,389)	—	17,918	—
Accretion of Asset Retirement Obligation	3,076	2,272	11,214	9,352
Impairment of Operating Assets	170	9,885	5,368	9,885
Other	6,876	15,898	16,020	6,243

DISCRETIONARY CASH FLOW*	460,213	190,236	1,430,554	797,017

Adjustments to Reconcile:
Working Capital	(19,293)	1,410	(64,958)	(32,712)
Cash Exploration Costs	(26,308)	(22,381)	(62,556)	(51,529)
Capitalized Interest	1,388	1,872	8,684	8,168
Deferred Tax, Misc. Credits and Other	(45,676)	13,035	(16,846)	(12,758)

Net Cash Provided by Operating Activities	$370,324	$184,172	$1,294,878	$708,186

*	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, management believes it is a good tool for internal use and the investment community in evaluating the company’s overall financial performance. Among management, professional research analysts, portfolio managers and investors following the oil and gas industry, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.
CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited) (In thousands)

	12/31/2005	12/31/2004
ASSETS
Current Assets	$1,175,511	$733,561

Property, Plant and Equipment	8,481,295	4,192,795
Less: Accumulated Depreciation	(2,282,379)	(2,012,080)

	6,198,916	2,180,715
Investment In Unconsol. Subs.	420,362	377,384
Goodwill	862,868	—
Other	220,376	144,124

	$8,878,033	$3,435,784

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$1,240,145	$660,553
Long-term Debt	2,030,533	880,256
Deferred Income Taxes, Other Deferred Credits and Noncurrent Liabilities	2,517,211	434,987
Shareholders’ Equity	3,090,144	1,459,988

	$8,878,033	$3,435,784

SCHEDULE 3
NOBLE ENERGY, INC.
INCOME BEFORE INCOME TAXES
(Unaudited) (Dollars in thousands)
Three Months Ended 12/31/05

				Equatorial			Other		Corporate
	Consolidated	North America	North Sea	Guinea		Israel	International(1)		and Other(2)
REVENUES
Oil Sales	$259,664	$144,830	$23,364	$63,243		$—	$28,227		$—
Gas Sales(3)	365,997	342,071	6,400	1,838		15,643	45
Equity Investee Liquids Sales				25,326					(25,326)
Equity Investee Methanol Sales				30,767					(30,767)
Gathering, Marketing and Processing	26,526								26,526
Electricity Sales	19,250						19,250
Inc. from Equity Method Investments	29,543								29,543

Total Revenues	700,980	486,901	29,764	$121,174		15,643	47,522		(24)

COSTS AND EXPENSES
Oil and Gas Operations	71,189	49,315	3,503	11,096		2,380	4,373		522
Production & Ad Valorem Taxes	27,578	24,082					3,517		(21)
Transportation	4,673	2,644	1,834				195
Oil and Gas Exploration	51,918	35,297	794	3,151		118	10,905		1,653
Gathering, Marketing and Processing	7,162								7,162
Equity Investee Liquids Expense				8,400					(8,400)
Equity Investee Methanol Expense				18,150					(18,150)
Electricity Generation	15,500						15,500
DD&A	112,714	94,600	1,647	6,443		2,788	5,496		1,740
Impairment of Operating Assets	170	170
SG&A	30,799	12,914	854			149	(3,536)		20,418
Accretion Expense	3,077	2,596	285	23		116	57
Interest Expense (net)	28,510								28,510
Deferred Compensation	(13,389)								(13,389)
Other Expense/(Income) net	32,442	854	(2,484)	104		(494)	35		34,427

Total Costs and Expenses	372,343	222,472	6,433	47,367		5,057	36,542		54,472

OPERATING INCOME (LOSS)	$328,637	$264,429	$23,331	$73,807		$10,586	$10,980		$(54,496)

Key Statistics
Daily Production
Liquids (Bbl)	59,075	29,861	4,641	18,099			6,474
Natural Gas (Mcf)	601,843	421,037	9,345	81,195	(3)	63,991	26,275	(5)
Equity Investee Liquids (Bbl)	5,804			5,804	(4)
Equity Investee Methanol (MGal)	437			437

Average Realized Price
Liquids	$47.78	$52.72	$54.72	$37.98			$47.39
Natural Gas	$6.91	$8.83	$7.44	$0.25		$2.66	$1.10
Equity Investee Liquids	$47.43			$47.43
Equity Investee Methanol	$0.77			$0.77

(1)	Other international includes operations in Argentina, China, Ecuador and Suriname.

(2)	Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

(3)	Natural gas in Equatorial Guinea is under contract for $0.25 per MMBTU through 2026 to a methanol plant and an LPG plant. Both of these plants are owned by affiliated entities accounted for under the equity method of accounting.

(4)	Equity Investee Liquids volumes include condensate and natural gas liquids of 1,623 Bpd and 4,180 Bpd, respectively. These volumes are included in Equatorial Guinea production and Equity Investee Liquids sales revenue.

(5)	Ecuador natural gas volumes are included in Other International and Consolidated production, but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

SCHEDULE 4
NOBLE ENERGY, INC.
INCOME BEFORE INCOME TAXES
(Unaudited) (Dollars in thousands)
Three Months Ended 12/31/04

				Equatorial			Other		Corporate
	Consolidated	North America	North Sea	Guinea		Israel	International (1)		and Other (2)
REVENUES
Oil Sales	$156,322	$65,787	$24,468	$45,709		$—	$20,358		$—
Gas Sales	159,928	137,833	5,613	1,105		15,357	20
Equity Investee Liquids Sales				3,332					(3,332)
Equity Investee Methanol Sales				28,045					(28,045)
Gathering, Marketing and Processing	11,955								11,955
Electricity Sales	20,258						20,258
Inc. from Equity Method Investments	28,745								28,745

Total Revenues	377,208	203,620	30,081	78,191		15,357	40,636		9,323

COSTS AND EXPENSES
Oil and Gas Operations	44,182	28,949	2,347	6,567		2,193	4,235		(109)
Production & Ad Valorem Taxes	7,564	5,013					2,551
Transportation	5,524	1,447	3,841				236
Oil and Gas Exploration	34,901	23,689	1,360	7,056		320	1,598		878
Gathering, Marketing and Processing	7,707								7,707
Equity Investee Liquids Expense				(266)					266
Equity Investee Methanol Expense				2,898					(2,898)
Electricity Generation	15,754						15,754
DD&A	74,302	55,787	3,818	4,914		2,594	5,039		2,150
Impairment of Operating Assets	9,885	9,885
SG&A	18,329	5,135	613	163		50	(56)		12,424
Accretion Expense	2,272	1,955	254	6		35	22
Interest Expense (net)	10,782								10,782
Other Expense/(Income) net	4,145	2,437	(5,535)	111		316	568		6,248

Total Costs and Expenses	235,347	134,297	6,698	21,449		5,508	29,947		37,448

OPERATING INCOME (LOSS)	141,861	69,323	23,383	56,742		9,849	10,689		(28,125)
Discontinued Operations	779	779

OPERATING INCOME AFTER DISCONTINUED OPERATIONS	$142,640	$70,102	$23,383	$56,742		$9,849	$10,689		$(28,125)

Key Statistics
Daily Production
Liquids (Bbl)	44,158	19,640	6,121	11,674			6,723
Natural Gas (Mcf)	365,179	223,713	10,731	47,717	(3)	60,044	22,974	(5)
Equity Investee Liquids (Bbl)	975			975	(4)
Equity Investee Methanol (MGal)	411			411
Average Realized Price
Liquids	$38.48	$36.41	$43.45	$42.56			$32.91
Natural Gas	$5.08	$6.70	$5.69	$0.25		$2.78	$0.93
Equity Investee Liquids	$37.15			$37.15
Equity Investee Methanol	$0.74			$0.74

(1)	Other international includes operations in Argentina, China, Ecuador and Suriname.

(2)	Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

(3)	Natural gas in Equatorial Guinea is under contract for $0.25 per MMBTU through 2026 to a methanol plant and an LPG plant. Both of these plants are owned by affiliated entities accounted for under the equity method of accounting.

(4)	Equity Investee Liquids volumes include condensate and natural gas liquids of 196 Bpd and 779 Bpd, respectively. These volumes are included in Equatorial Guinea production and Liquids sales revenue.

(5)	Ecuador natural gas volumes are included in Other International and Consolidated production, but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

SCHEDULE 5
NOBLE ENERGY, INC.
INCOME BEFORE INCOME TAXES
(Unaudited) (Dollars in thousands)
Twelve Months Ended 12/31/05

				Equatorial			Other		Corporate
	Consolidated	North America	North Sea	Guinea		Israel	International (1)		and Other (2)
REVENUES
Oil Sales	$942,778	$441,920	$103,461	$275,958		$—	$121,439		$—
Gas Sales(3)	1,023,644	932,452	20,123	5,944		65,050	75
Equity Investee Liquids Sales				51,389					(51,389)
Equity Investee Methanol Sales				125,716					(125,716)
Gathering, Marketing and Processing	55,261								55,261
Electricity Sales	74,228						74,228
Inc. from Equity Method Investments	90,812								90,812

Total Revenues	2,186,723	1,374,372	123,584	459,007		65,050	195,742		(31,032)

COSTS AND EXPENSES
Oil and Gas Operations	217,860	149,821	12,503	30,661		8,504	15,937		434
Production & Ad Valorem Taxes	78,703	65,428					12,888		387
Transportation	16,764	9,350	6,562				852
Oil and Gas Exploration	178,426	146,393	5,985	5,463		223	13,021		7,341
Gathering, Marketing and Processing	28,067								28,067
Equity Investee Liquids Expense				17,473					(17,473)
Equity Investee Methanol Expense				68,820					(68,820)
Electricity Generation	53,137						53,137
DD&A	390,544	311,153	9,888	27,121		11,188	24,518		6,676
Impairment of Operating Assets	5,368	5,368
SG&A	100,125	34,162	2,591	435		188	947		61,802
Accretion Expense	11,214	9,590	1,134	51		281	158
Interest Expense (net)	87,541								87,541
Deferred Compensation	17,918								17,918
Loss on Involuntary Conversion	1,000	1,000
Other Expense/(Income) net	31,396	4,369	(3,603)	(256)		(1,802)	(915)		33,603

Total Costs and Expenses	1,218,063	736,634	35,060	149,768		18,582	120,543		157,476

OPERATING INCOME (LOSS)	$968,660	$637,738	$88,524	$309,239		$46,468	$75,199		$(188,508)

Key Statistics
Daily Production
Liquids (Bbl)	56,958	25,941	5,380	17,786			7,851
Natural Gas (Mcf)	508,195	343,953	9,299	65,581	(3)	66,377	22,985	(5)
Equity Investee Liquids (Bbl)	3,240			3,240	(4)
Equity Investee Methanol (MGal)	445			445

Average Realized Price
Liquids	$45.35	$46.67	$52.68	$42.51			$42.37
Natural Gas	$5.78	$7.43	$5.93	$0.25		$2.68	$1.10
Equity Investee Liquids	$43.43			$43.43
Equity Investee Methanol	$0.77			$0.77

(1)	Other international includes operations in Argentina, China, Ecuador and Suriname.

(2)	Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

(3)	Natural gas in Equatorial Guinea is under contract for $0.25 per MMBTU through 2026 to a methanol plant and an LPG plant. Both of these plants are owned by affiliated entities accounted for under the equity method of accounting.

(4)	Equity Investee Liquids volumes include condensate and natural gas liquids of 912 Bpd and 2,328 Bpd, respectively. These volumes are included in Equatorial Guinea production and Liquids sales revenue.

(5)	Ecuador natural gas volumes are included in Other International and Consolidated production, but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

SCHEDULE 6
NOBLE ENERGY, INC.
INCOME BEFORE INCOME TAXES
(Unaudited) (Dollars in thousands)
Twelve Months Ended 12/31/04

				Equatorial			Other		Corporate
	Consolidated	North America	North Sea	Guinea		Israel	International (1)		and Other (2)
REVENUES
Oil Sales	$561,404	$259,534	$95,655	$128,369		$—	$77,846		$—
Gas Sales	603,571	530,863	19,526	4,221		48,855	106
Equity Investee Liquids Sales				10,479					(10,479)
Equity Investee Methanol Sales				100,815					(100,815)
Gathering, Marketing and Processing	49,250								49,250
Electricity Sales	58,627						58,627
Inc. from Equity Method Investments	78,199								78,199

Total Revenues	1,351,051	790,397	115,181	243,884		48,855	136,579		16,155

COSTS AND EXPENSES
Oil and Gas Operations	153,106	101,648	8,803	20,811		7,203	15,335		(694)
Production & Ad Valorem Taxes	28,022	21,806					6,216
Transportation	19,808	8,631	10,480				697
Oil and Gas Exploration	117,001	91,892	11,165	7,214		1,123	2,810		2,797
Gathering, Marketing and Processing	37,699								37,699
Equity Investee Liquids Expense				1,380					(1,380)
Equity Investee Methanol Expense				31,715					(31,715)
Electricity Generation	47,788						47,788
DD&A	308,103	240,058	18,244	13,925		9,058	20,991		5,827
Impairment of Operating Assets	9,885	9,885
SG&A	61,852	15,599	2,301	596		163			43,193
Accretion Expense	9,352	8,021	1,140	6		163	22
Interest Expense (net)	53,460								53,460
Loss on Involuntary Conversion	1,000	1,000
Other Expense/(Income) net	(9,033)	(2,555)	(7,258)	428		(943)	1,044		251

Total Costs and Expenses	838,043	495,985	44,875	76,075		16,767	94,903		109,438

OPERATING INCOME (LOSS)	513,008	294,412	70,306	167,809		32,088	41,676		(93,283)

Discontinued Operations	22,862	22,862

OPERATING INCOME AFTER DISCONTINUED OPERATIONS	$535,870	$317,274	$70,306	$167,809		$32,088	$41,676		$(93,283)

Key Statistics
Daily Production
Liquids (Bbl)	44,481	21,725	6,718	9,190			6,848
Natural Gas (Mcf)	366,965	240,647	11,286	45,755	(3)	48,015	21,262	(5)
Equity Investee Liquids (Bbl)	894			894	(4)
Equity Investee Methanol (MGal)	402			402

Average Realized Price
Liquids	$34.48	$32.64	$38.90	$38.16			$31.06
Natural Gas	$4.76	$6.03	$4.73	$0.25		$2.78	$0.75
Equity Investee Liquids	$32.01			$32.01
Equity Investee Methanol	$0.69			$0.69

(1)	Other international includes operations in Argentina, China, Ecuador and Suriname.

(2)	Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

(3)	Natural gas in Equatorial Guinea is under contract for $0.25 per MMBTU through 2026 to a methanol plant and an LPG plant. Both of these plants are owned by affiliated entities accounted for under the equity method of accounting.

(4)	Equity Investee Liquids volumes include condensate and natural gas liquids of 188 Bpd and 706 Bpd, respectively. These volumes are included in Equatorial Guinea production and Liquids sales revenue.

(5)	Ecuador natural gas volumes are included in Other International and Consolidated production, but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

SCHEDULE 7
ECUADOR POWER OPERATIONS
(Unaudited) (Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
REVENUES
Power Sales	$17,215	$18,646	$66,348	$51,252
Capacity Charge	2,035	1,612	7,880	7,375

Total Revenues	19,250	20,258	74,228	58,627

COSTS AND EXPENSES
Field
Lease Operating	785	797	3,000	2,184
DD&A	3,021	3,141	12,251	15,338
SG&A	1,073	973	2,612	2,750
Plant
Fuel & Other Operating Costs	8,198	8,242	25,599	18,595
Depreciation	1,056	1,048	4,225	4,211
SG&A	1,367	1,553	5,450	4,710

Total Costs and Expenses	15,500	15,754	53,137	47,788

OPERATING INCOME	$3,750	$4,504	$21,091	$10,839

Natural Gas Production (Mcfpd)	25,831	22,745	22,795	20,875
Average Natural Gas Price	$3.76	$3.51	$3.83	$3.15

Power Production — Total MW	233,436	201,133	799,160	720,300
Average Power Price ($/Kwh)	$0.083	$0.101	$0.093	$0.081